EXHIBIT 99.1
                                                                    ------------


March 24, 2009



Dear Shareholder:

     We decided that it is timely to write you a letter outlining our exploration plans. You probably know that we keep our 10-K's and 10-Q's current and that they can be accessed through the internet; however, with this letter we hope to bring you more directly up-to-date on our activities:

                      GABBS VALLEY PROSPECT, NEVADA

     After having done considerable geological study and conducting a geophysical program, the Company drilled the Empire Cobble Cuesta 1-12-12N-34E in Nye County, Nevada in 2006. The well was drilled to 5,195 feet and encountered oil shows from 2,000 feet to total depth. Operations were suspended at 5,195 feet while logs were run in the well and evaluated.
Testing was carried out several months after the well was suspended with only drilling mud recovered. After some study, we determined that the mud drilling system used in drilling the well caused swelling which likely choked off any chance of recovering oil. We now believe that by drilling differently (i.e.
by air drilling), we will have a much better chance of recovering oil in our next test well. Additionally, in an effort to learn more about the potential of our prospect, last December, we carried out through independent experts an Amplified Geochemical Imaging Survey over 16 square miles, which was located on the high part of the Cobble Cuesta Structure and which, covers approximately 75,000 acres. We believe the results of this survey are encouraging in that it seems to indicate that there is oil in the structure. Based on the results of our well and the various studies we have carried out, we believe we have identified a potential world class oil prospect and we are planning a new test well which will be drilled about three quarters of a mile northeast of the 1-12 well. We plan to drill the well to approximately 7,500 feet, which should penetrate the Triassic Formation, the likely source of the oil encountered in the first well. The Company has a fifty seven (57%) percent interest in this prospect on which we now own leases of 85,145 acres. We will need either to farmout an interest to a third party for paying our share of the costs or raise additional capital and drill the well ourselves. Management would prefer to raise additional capital and keep the 57% interest because of lesser possible dilution to the shareholders and due to the potential of this prospect, which we hope to commence drilling by June 1, 2009.

                     CHEYENNE RIVER PROSPECT, WYOMING

     The Company and its partners have farmed out and made a partial sale of its 20,284 leasehold acres and two oil wells to M & K Oil Company. M & K agreed to drill three wells, which would earn it a 100% working interest in the 160 acre lease on which it drilled subject to a 3.125% overriding royalty to the Company and its partners and a 50% interest in the balance of the farmout leases. As of this date, M & K has drilled two wells, one of which resulted in a small oil well and the other a dry hole. A third test well has been staked and is awaiting permission from the State to drill. The Company is considering selling its interest in this prospect.

                       OTHER CORPORATE INFORMATION

     Statements in this letter other than purely historical information, including statements relating to the Company's future plans and objectives or expected results, constitute "forward-looking statements" within the meaning of Federal securities laws. Forward-looking statements are based on numerous assumptions and are subject to all of the risks and uncertainties incident to the Company's business, including risks relating to the Company's ability to secure a third party farmee or raise additional capital to develop its prospect, risks inherent oil and gas exploration and development and other risks described in the reports and statements filed by the Company with the Securities and Exchange Commission. As a result, actual results may vary
materially from those described in the forward-looking statements.   To see
copies of our 10-K's and 10-Q's please go to the following website: http://www.sec.gov/edgar.shtml. If you have any questions about our activities, please feel free to write or call the Company at (918) 488-8068.


                                       Yours very truly,



                                       A. E. Whitehead
                                       President

AEW/gs